As filed with the Securities and Exchange Commission on June 23, 2015

Registration No. _____________________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EASTSIDE DISTILLING, inc.
(Exact name of registrant as specified in its charter)

Nevada	20-3937596
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

1805 SE Martin Luther King Jr. Blvd., Portland, Oregon 97214
(Address of Principal Executive Offices) (Zip Code)

2015 Stock Incentive Plan

(Full title of the plan)

Steven Earles

1805 SE Martin Luther King Jr. Blvd.

Portland, Oregon 97214

______________________

(Name and address of agent for service)

(503) 926-7060

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.0001 par value, to be issued pursuant to the 2015 Stock Incentive Plan of Eastside Distilling, Inc.	3,000,000 shares	$1.96	$5,880,000	$683.26

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale of the Registrant’s common stock on June 19, 2015, as reported in the over-the-counter market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 31, 2015.

2.	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since March 31, 2015.

3.	The description of the Registrant’s securities, which is contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-177918), as amended, filed with the Securities and Exchange Commission on November 14, 2011, pursuant to the Securities Act of 1933, as amended.

4.	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of these filings at no cost by writing or telephoning us at the following address: c/o Eastside Distilling, Inc., 1805 SE Martin Luther King Jr. Blvd., Portland, Oregon, 97214, Attention: President.

Item 4. Description of Securities.

Inapplicable.

Item 5. Interests of Named Experts and Counsel.

Indeglia & Carney LLP currently hold 25,000 shares of the registrant’s common stock. In addition, Indeglia & Carney LLP. and certain affiliates of Indeglia & Carney LLP may be issued shares of our common stock pursuant to this offering.

Item 6. Indemnification of Directors and Officers.

Nevada Statutes

Section 78.7502 of the NRS (“NRS 78.7502”) permits the Registrant to indemnify its directors and officers as follows:

1.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to Section 78.138 of the NRS (“NRS 78.138”)(1); or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.	To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

In addition, Section 78.751 of the NRS permits the Registrant to indemnify its directors and officers as follows:

1.	Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.	The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.	The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Articles of Incorporation

Our Articles of Incorporation provide for indemnification of officers and directors as follows:

“ARTICLE 6

INDEMNIFICATION OF DIRECTORS AND OFFICERS

6.1	Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, shall be indemnified and held harmless to the fullest extent legally permissible under the law of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article. Without limiting the application of the foregoing, the board of directors may adopt Bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the law of the State of Nevada and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation as a director of officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify such person.”

Bylaws

Our bylaws provide for indemnification of our officers and directors under certain circumstances as follows:

“ARTICLE VI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

01. Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action proceeding, had reasonable cause to believe that such person's conduct was unlawful.

02. Derivative Action. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) and amount paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to amounts paid in settlement, the settlement of the suit or action was in the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the Corporation unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation.

03. Successful Defense. To the extent that a director, trustee, officer, employee or agent of the Corporation has been successful on the merits or otherwise, in whole or in part in defense of any action, suit or proceeding referred to in Sections 01 or 02 of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

04. Authorization. Any indemnification under Sections 01 and 02 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 01 and 02 of this Article. Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) is such a quorum is not obtainable, by a majority vote of the directors who were not parties to such action, suit or proceeding, or (c) by independent legal counsel (selected by one or more of the directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (d) by the stockholders. Anyone making such a determination under this Section 04 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

05. Advances. Expenses incurred in defending civil or criminal action, suit or proceeding shall be paid by the Corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Section 04 of this Article upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be by the Corporation as authorized in this Section.

06. Nonexclusivity. The indemnification provided in this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

07. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability.

08. Further Bylaws. The Board of Directors may from time to time adopt further bylaws with specific respect to indemnification and may amend these and such bylaws to provide at all times the fullest indemnification permitted by the Nevada Revised Statutes.”

Item 7. Exemption from Registration Claimed.

Inapplicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	2015 Stock Incentive Plan
5.1	Opinion of Indeglia & Carney LLP re: legality of shares
23.1	Consent of Indeglia & Carney LLP (filed as Exhibit 5.1 herein)
23.2	Consent of Burr Pilger Mayer, Inc.

Item 9. Undertakings.

A.            The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

B.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on June 23, 2015.

EASTSIDE DISTILLING, INC.

/s/ Steven Earles
Steven Earles
Chairman, President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Steven Earles	Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer	June 23, 2015
Steven Earles	(Principal Executive and Financial Officer)

/s/ Martin Kunkel	Chief Marketing Officer, Secretary and Director	June 23, 2015
Martin Kunkel

/s/ Lenny Gotter	Director	June 23, 2015
Lenny Gotter